Alan A. Blakeboro

Gary j. hill

Diana Jessup Lee

Bruce W. McRoy

Michael E. Pfau

Daniel A. Reicker

Andrew D. Simons

Timothy J. Trager

Fernando Velez, Jr.

__________

Robert B. Forouzandeh

Stephen E. White

1421 State Street, Suite B Santa Barbara, CA 93101 Telephone (805) 966-2440 Fax (805) 966-3320 September 13, 2013	Mailing Address: Post Office Box 1470 Santa Barbara, CA 93102-1470 _______ www.reickerpfau.com _______ Kurt H. Pyle, Retired

EnerJex Resources, Inc.

4040 Broadway, Suite 508

San Antonio, TX 78209

Ladies and Gentlemen,

We have acted as counsel to EnerJex Resources, Inc., a Delaware corporation ("EnerJex"), in connection with the proposed issuance of up to 43,500,000 shares of EnerJex’s common stock, $0.001 par value per share (the "Shares"), in connection with the merger of BRE Merger Sub, Inc., a wholly owned subsidiary of EnerJex ("Merger Sub"), with and into Black Raven Energy, Inc., a Nevada corporation ("Black Raven") with Black Raven continuing as the surviving company and becoming a wholly owned subsidiary of EnerJex (the "Merger") pursuant to the terms of that certain Agreement and Plan of Merger dated as of July 23, 2013 by and between EnerJex, Merger Sub, Black Raven and West Coast Opportunity Fund, LLC (as may be amended from time to time, the "Merger Agreement").  The Shares are included in a registration statement on Form S-4 (as amended through the effective date thereof, the "Registration Statement") filed by EnerJex with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") on the date hereof.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related proxy statement/information statement/prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

In acting as counsel for EnerJex and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of EnerJex, agreements and other instruments, certificates of officers and representatives of EnerJex, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein.  In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and that, when issued and delivered in accordance with the terms and conditions of the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

September 13, 2013

We express no opinion with respect to laws other than those of the federal law of the United States of America and the Nevada Revised Statutes, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the proxy statement/information statement/prospectus constituting part of the Registration Statement, including any amendments and supplements to the foregoing.  In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Reicker, Pfau, Pyle & M cRoy, LLP
Reicker, Pfau, Pyle & McRoy, LLP